                                                                    EXHIBIT 18.1

February 28, 2006

Board of Directors
Nalco Holdings LLC
1601 W. Diehl Road
Naperville, Illinois  60563

Dear Sirs:

Note 15 to the Consolidated Financial Statements of Nalco Holdings LLC included in its annual report on Form 10-K for the year ended December 31, 2005 describes a change in the measurement date for its pension and other postretirement benefit plans from year-end to November 30. Management believes that the newly adopted accounting principle is preferable in the circumstances because it (i)
improves the Company's control procedures by allowing additional time for management to review the completeness and accuracy of the actuarial pension measurements as well as evaluating those results in making its funding decisions and (ii) allows the Company to fully address this matter before the Company's personnel are immersed in the year-end financial statement close process and the conclusion of the initial evaluation of internal controls over financial reporting. The Company has stated that the new measurement date will allow the
Company adequate time to review its actuarial valuations prior to future
Securities and Exchange Commission accelerated filing requirements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, based on our review and discussion and with reliance on management's business judgment, we concur that the newly adopted method of accounting is preferable to the Company's circumstances.

                                            Very truly yours,

                                            /s/ ERNST & YOUNG LLP